Exhibit 5.1

June 4, 2004

Mobility Electronics, Inc.
17800 N. Perimeter Dr., Suite 200
Scottsdale, Arizona 85255

Re:	Mobility Electronics, Inc. Omnibus Long-Term Incentive Plan
Mobility Electronics, Inc. Non-Employee Director Long-Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Mobility Electronics, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”) relating to the registration of: (i) 2,350,000 shares of its Common Stock, $0.01 par value per share, issuable pursuant to the Mobility Electronics, Inc. Omnibus Long-Term Incentive Plan; and (ii) 400,000 shares of its Common Stock, $0.01 par value per share, issuable pursuant to the Mobility Electronics, Inc. Non-Employee Director Long-Term Incentive Plan (all of the shares collectively, are referred to herein as the “Shares”). The Mobility Electronics, Inc. Omnibus Long-Term Incentive Plan and the Mobility Electronics, Inc. Non-Employee Director Long-Term Incentive Plan are collectively referred to herein as the “Plans.”

     In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Articles of Incorporation, as amended, and the Bylaws of the Company, as amended, and copies of the Plans. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares have been duly authorized, and when issued and delivered, against receipt by the Company of the agreed consideration therefore, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

JACKSON WALKER, L.L.P.